Alaska Communications

Aug. 1, 2017

Alaska Communications Appoints Shawn O’Donnell to its Board of Directors

ANCHORAGE, Alaska – Alaska Communications Systems Group, Inc. (NASDAQ: ALSK) the leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska, appointed Shawn O’Donnell, an industry veteran, to its board of directors effective Aug. 1, 2017. As an independent director, O’Donnell expands the board to seven members.

“With more than 25 years of experience in the telecommunications industry, Shawn brings a deep understanding of our sector, including very recent board-level experience in driving shareholder value through strategic transactions. We appreciate being introduced to Shawn by one of our largest shareholders and are pleased to welcome him to our board. With this action, we strengthen our board’s capabilities and focus on creating value for our shareholders,” Ned Hayes, Alaska Communications’ chairman of the board, said.

Shawn O’Donnell

O’Donnell is a managing director at FTI Consulting. He also serves on the Lumos Networks board of directors, chairing its compensation committee. Previously, O’Donnell served as the President and CEO of Caribbean Asset Holdings, a telecommunications company based in the U.S. Virgin Islands, where he oversaw its sale to Atlantic Tele-Network, Inc.

O’Donnell has served as President and CEO of both the Arbinet Corporation, a global provider of voice and internet protocol solutions, and the International Services Division of Primus Telecommunications, a provider of advanced communication services.

O’Donnell has also served on the board of directors of CITA: The Wireless Association and Arbinet Corporation, and his other professional experience includes work at CXO Corporation, Capital and Technology Advisors, Inc., and MCI. O’Donnell has been involved with many charities and served on the board for United Way of the U.S. Virgin Islands.

About Alaska Communications

Alaska Communications (NASDAQ: ALSK) is the leading provider of advanced broadband and managed IT services for businesses and consumers in Alaska. The company operates a highly reliable, advanced statewide data network with the latest technology and the most diverse undersea fiber optic system connecting Alaska to the contiguous U.S. For more information, visit www.alaskacommunications.com or www.alsk.com.

Alaska Communications Investor Contact: Tiffany Smith, 907-564-7556 Manager, Board and Investor Relations

investors@acsalaska.com

or

Media Contact: Hannah Blankenship, 907-564-1326 Manager, Corporate Communications Hannah.Blankenship@acsalaska.com